Exhibit 10.1

Software Development and Consulting Agreement
between
Arbitron Inc. and Statistical Research Inc.

      THIS AGREEMENT is made this 2nd day of July, 2001 (the “Effective Date”) by and between Arbitron Inc., a Delaware corporation (“Arbitron”) with offices at 142 West 57th Street, New York, New York 10019 and Statistical Research, Inc. (“SRI”) a New Jersey corporation with offices at 111 Prospect Street, Westfield, New Jersey 07090.

BACKGROUND

      A. Arbitron and SRI have entered into an Asset Purchase Agreement dated effective as of July 2, 2001 (the “Asset Purchase Agreement”) wherein Arbitron is purchasing from SRI certain assets comprising SRI’s Radio All Dimensional Audience Research business (hereinafter “RADAR”) as specified therein. This Agreement is being entered into as a condition to the closing under the Asset Purchase Agreement (the “Closing”).

      B. Arbitron desires the services described hereunder to ensure the continued and profitable operation of RADAR after the Closing, and the transition of the software used for RADAR from processing telephone interview based data to processing diary based data.

      NOW THEREFORE, in consideration of and as part of the transaction set forth in the Asset Purchase Agreement and the mutual agreements contained herein, the parties agree as follows:

1. Services Provided; Payment.

      A. Commencing on the Effective Date and continuing until terminated as provided by Section 10 herein, SRI shall provide to Arbitron the services and software, including any modifications and enhancements thereto (respectively referred to as the “Services” and the “Software”) which are more particularly described in Schedule ‘A’ attached to this Agreement and which are incorporated herein.

      B. Arbitron shall pay SRI for the Services and Software in accordance with Schedule ‘A’.

2. Term.

      This Agreement shall commence on the Effective Date and shall continue in accordance with the Term set forth in Schedule ‘A’, or unless otherwise terminated in accordance with the provisions set forth in Section 9 or in Schedule ‘A’.

3. Proprietary Rights; Disclosures of Intellectual Property:

      (a) All work performed under this Agreement, and all Services, Software, materials, products, deliverables developed or prepared for Arbitron by SRI under this Agreement, are the property of Arbitron and all title and interest therein shall vest in Arbitron and shall be deemed to be a Work Made for Hire and made in the course of performing the services rendered hereunder. To the extent that title to any such works may not, by operation of law, vest in Arbitron or such works may not be considered Works Made for Hire under applicable law, all rights, title and interest therein are hereby irrevocably assigned to Arbitron. All such materials shall belong exclusively to Arbitron, with Arbitron having the right to obtain and to hold in its own name, copyrights, registrations or such other protection as may be appropriate to the subject matter, and any extensions and renewals thereof. SRI agrees to give Arbitron and any person designated by

Arbitron, reasonable assistance required to perfect the rights defined in this Paragraph without further payment or compensation.

      SRI shall promptly make a complete written disclosure to Arbitron of any invention, discovery or improvement which, to SRI’s knowledge, is unique or novel, whether patentable or not, conceived of or first actually reduced to practice, solely or jointly, by Arbitron’s or SRI’s employees during the term of this Agreement and in the performance of services hereunder (hereinafter referred to, whether actually disclosed by SRI or not, as “Disclosed Subject”). As to any such Disclosed Subject, SRI shall specifically point out, in writing, the features or concepts which SRI believes to be new or different.

      In consideration of the payment by Arbitron to SRI of the amounts specified hereunder for the performance of work, SRI hereby agrees to assign and does hereby assign to Arbitron all right, title and interest in and to any such Disclosed Subject; and SRI further agrees to execute, acknowledge and deliver all such papers prepared by Arbitron with the cooperation of SRI as may be necessary to obtain patents for such Disclosed Subject in any and all countries of the world and to vest title thereto in Arbitron, its successors and assigns, and provide, at Arbitron’s expense, all assistance reasonably required to assure Arbitron the rights thereto. SRI shall have each employee performing work hereunder execute a Contract Employee Invention Agreement in the form attached hereto sufficient to comply with this Agreement.

      There shall be no accountability to SRI for royalties or other payments with respect to the use of any such Disclosed Subject by Arbitron or its subsidiaries or licensees.

      Unless otherwise requested by Arbitron, upon the completion of the Services to be performed under this Agreement or upon the earlier termination of this Agreement (other than upon default for non-payment by Arbitron that is not later cured either through written agreement of the parties hereto or through satisfaction by Arbitron of a judgment against it to make such payments), SRI shall immediately turn over to Arbitron all materials and deliverables acquired or developed by SRI pursuant to this Agreement.

4. Confidential Information: Any specifications, drawings, sketches, models, samples, data, computer programs (including all source code and object code) or documentation, technical information, methods of operation, Arbitron client information, SRI client information finances, or other business information or confidential information of either Arbitron or SRI (the “Confidential Information”) and furnished or disclosed by one party to the other hereunder shall be deemed the property of and, when in tangible form, shall be returned to the providing party upon completion or termination of this Agreement; provided, however, that any Confidential Information created by either party in accordance with or in furtherance of the terms of this Agreement shall be deemed the property of Arbitron, and SRI shall be deemed the receiving party. Unless such information was previously known to the receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the providing party or a third party with a right to disclose such information, it shall be held in confidence by the receiving party, shall not be disclosed to any third party by the receiving party, shall be used only for the purposes hereunder, and may be used for other purposes only upon such terms and conditions as may be mutually agreed upon in writing; provided, however, that the receiving party may disclose the Confidential Information as may be required by law, rule, regulation or court order or decree, or if the receiving party reasonably determines (following advance notice to and opportunity to comment by the other party) that such disclosure is necessary in order to comply with applicable law.

      Both parties acknowledge that disclosure of any Confidential Information by the receiving party will give rise to irreparable injury to the providing party, inadequately compensable in damages. Accordingly, the providing party may seek and obtain injunctive relief against the breach or threatened breach of the foregoing undertakings, in addition to any other legal remedies which may be available. Both parties acknowledge and agree that the covenants contained herein are necessary for the protection of legitimate business interests of the providing party and are reasonable in scope and content.

      Notwithstanding anything to the contrary, in the event that SRI incorporates any of its Confidential Information into the Services and/or Software, Arbitron shall have the right to use, disclose and sublicense such Confidential Information.

5. Warranty: SRI warrants that the Software as accepted by Arbitron provided hereunder shall at all times conform to the specifications set forth in the Statement of Work attached hereto as Schedule A. The Software as accepted by Arbitron shall function properly and in conformity with such specifications for a period of one (1) year following the date of Arbitron’s acceptance of the Software, and for a period of one (1) year from the date of Arbitron’s acceptance of the Software SRI shall use its best efforts to correct any defects in the Software, as accepted by Arbitron, so that such Software shall function properly and in conformity with the required specifications. At the time of acceptance by Arbitron of the Software and for one (1) year thereafter, SRI will use its best efforts to keep the Software as accepted by Arbitron free of all viruses, “trojan horses,” and other similar defects or deficiencies. The Services provided by SRI shall be produced in a workmanlike manner and shall be rendered by qualified personnel who will perform the tasks assigned consistent with good professional practice and the state of the art involved. In addition, SRI represents and warrants that to its knowledge it has the right to provide the Software without violating any rights of any third party, that there is currently no actual or threatened suit by any such third party based on an alleged violation of such right, and that to SRI’s knowledge Arbitron shall receive free, good and clear title to all Software, Services and Disclosed Subject(s) developed and/or provided under this Agreement. SRI warrants and represents that it has not and shall not grant any rights to any third parties inconsistent with the provisions of this Agreement.

SRI hereby warrants that it has not granted to any other party exclusive rights to the Software in the specific areas described herein. SRI further warrants that no other party has exclusive rights to its Services and/or, to SRI’s knowledge, Software in the specific areas described herein and that SRI is in no way compromising any rights or trust relationships between any other party and SRI, or creating a conflict of interest, or any known or likely possibility thereof, for SRI or for Arbitron. SRI further warrants that all Services and Software provided hereunder will be performed in accordance with all applicable Federal, State, or Local laws, regulations and executive orders.

EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 5, SRI MAKES NO WARRANTIES HEREUNDER, AND EXCEPT AS OTHERWISE SET FORTH IN THIS SECTION 5, SRI EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6. Indemnification; Injunction Remedy: SRI shall indemnify and hold harmless Arbitron for any loss, injury, damage, expense or liability and all costs, fees and expenses (including reasonable attorneys’ fees) that may result by reason of: (a) any breach by SRI of SRI’s representations or warranties, and (b) any infringement, or claim of infringement, of any patent, trademark, copyright or other proprietary right of any third party based on the Software and/or Services provided under this Agreement to Arbitron hereunder. SRI shall defend or settle, provided that such settlement does not prejudice Arbitron’s rights, at its own expense, any action for which it is responsible hereunder. Each party shall notify the other promptly of any claim of infringement for and shall provide reasonable cooperation to the other party to facilitate the defense of any such claim. Notwithstanding anything in this Agreement to the contrary, if any claim brought by Arbitron under this Section 6 is a result of any infringement, or claim of infringement, of any patent, trademark, copyright or other proprietary right of any third party based on the Software and/or Services provided under this Agreement to Arbitron hereunder was not known by SRI at the time SRI provided Arbitron notice of SRI’s achieving the Acceptance

Criterion (an “SRI Unknown Infringement”), then SRI’s obligation to indemnify Arbitron under clause (b) of this first paragraph of Section 6 shall not exceed a maximum of $2,000,000. All costs, fees, judgments, settlements and expenses that may result by reason of defending or settling an SRI Unknown Infringement claim that exceed $2,000,000 shall be born 50% by SRI and 50% by Arbitron; provided that SRI’s share shall in no event exceed an aggregate of $5,000,000 (including the $2,000,000).

In the event of an injunction preventing Arbitron’s use of the Services and/or Software or if the Services and/or Software are likely to become the subject of a claim of violation of the rights of a third party, SRI shall, at Arbitron’s election and SRI’s sole expense: (a) replace or modify the infringing Services and/or Software; (b) obtain for Arbitron the right to continue to use the Services and/or software; or (c) refund amount paid for the Services and/or Software. The foregoing shall be in addition to SRI’s indemnification obligation to Arbitron.

For the avoidance of doubt, SRI’s representations relating to infringement and SRI’s obligations to defend, indemnify and hold harmless with respect to any infringement or claim of infringement shall not apply if and to the extent that any infringement or claimed infringement relates to modifications in the Software by Arbitron, and Arbitron shall defend, indemnify and hold harmless SRI to the extent that any infringement or claims of infringement relate to modifications in the Software by Arbitron.

7. Acceptance: When SRI determines the Acceptance Criterion (as defined in Schedule A) has been achieved, SRI shall provide written notification of such fact to Arbitron. Arbitron shall have an acceptance period of thirty (30) working days, from the date of receipt of SRI’s notice, in which to conduct tests to determine if the Acceptance Criterion has been achieved. On or prior to the expiration of this acceptance period, Arbitron shall provide to SRI a written notice of either, (1) Arbitron’s acceptance, or (2) notice of non-achievement of Acceptance Criterion and Arbitron’s rejection of same. Payment by Arbitron to SRI shall not relieve SRI of any of its obligations and responsibilities under this Agreement and/or applicable Schedule.

SRI shall supply the appropriate personnel to investigate the reported deficiencies found by Arbitron during the acceptance period. Deficiencies found to be of SRI’s causing will be corrected by SRI at its own expense. Such correcting activities will commence immediately and be completed as quickly as is reasonably possible. If corrections are required, upon receipt of SRI’s notice that the deficiencies have been remedied, Arbitron shall again have an acceptance period of thirty (30) working days, unless otherwise specified or agreed to in writing.

8. Insurance and Liability: SRI shall secure and maintain workers’ compensation, disability benefits, unemployment insurance and the like, in accordance with the law of the state or states wherein SRI shall perform services for Arbitron. Personnel supplied by SRI are not Arbitron employees or agents and SRI assumes full responsibility for their acts. Such personnel used or supplied by SRI shall be informed that they are not entitled to the provisions of any Arbitron employee benefits. With respect to such personnel, SRI shall have sole responsibility for supervision, daily direction and control. Arbitron will not be responsible for workers’ compensation, disability benefits, unemployment insurance and withholding income taxes and social security for said personnel.

SRI assumes full and complete liability for all injuries to, or death of, any person including SRI’s employees, agent or subcontractors, and for damages to property, including property and service of Arbitron, caused by the presence of SRI’s employees, agent or subcontractors on Arbitron premises in connection with the services furnished under this Agreement whether caused by negligence or otherwise except to the extent caused by the negligence of Arbitron. SRI shall defend, indemnify and save Arbitron harmless from all claims, losses, expenses, including reasonable attorneys’ fees, or suits for such injuries, death or damages whether or not such claims are valid to the extent such injuries, death or damages are attributable to SRI. Arbitron assumes full and complete liability for all injuries to, or death of, any person including Arbitron’s employees, agent or subcontractors, and for damages to property, including property and service of SRI, caused by the presence of Arbitron’s employees, agent or subcontractors on SRI premises in connection with the services furnished under this Agreement whether caused by negligence or otherwise except to the extent caused by the negligence of SRI. Arbitron shall defend, indemnify and save SRI harmless from all claims, losses, expenses, including reasonable attorneys’ fees, or suits for such injuries, death or damages whether or not such claims are valid to the extent such injuries, death or damages are attributable to Arbitron.

9. Termination and Cancellation: This Agreement shall commence as of the date first hereinabove stated, and shall be in effect until April 1, 2002 unless extended by mutual written agreement of both parties hereto, except for the payment provisions hereof which, by their terms, shall be in effect until the twelve (12) monthly payments have been made in accordance with this Agreement and Schedule A hereto.

In the event of any material breach of this Agreement by SRI which remains uncured after thirty (30) days written notice setting forth in reasonable detail the nature of such breach, Arbitron may immediately cancel this Agreement, by giving written notice thereof.

In the event that Arbitron has not paid amounts due, which are not in dispute, within thirty (30) days of receipt of written notice of the past due amount, SRI shall have the right to terminate this Agreement.

In the event of cancellation or expiration of this Agreement (other than upon default for non-payment by Arbitron that is not later cured either through written agreement of the parties hereto or through satisfaction by Arbitron of a judgment against it to make such payments), all Arbitron property and all work in SRI’s possession shall be forwarded to Arbitron.

10. Limitation of Liability: EXCEPT FOR DAMAGES INCURRED OR THAT MAY BE INCURRED BY ARBITRON AS A RESULT OF ANY INFRINGEMENT KNOWN BY SRI ON OR PRIOR TO THE DATE ON WHICH ARBITRON ACCEPTS THE SOFTWARE IN ACCORDANCE WITH CLAUSE (1) OF SECTION 7 OF THIS AGREEMENT OR, IF NO SUCH ACCEPTANCE IS MADE, THE DATE OF TERMINATION OF THIS AGREEMENT OR ANY EXTENSION HERETO, OR CLAIM OF INFRINGEMENT KNOWN BY SRI ON OR PRIOR TO THE DATE ON WHICH ARBITRON ACCEPTS THE SOFTWARE IN ACCORDANCE WITH CLAUSE (1) OF SECTION 7 OF THIS AGREEMENT OR, IF NO SUCH ACCEPTANCE IS MADE, THE DATE OF TERMINATION OF THIS AGREEMENT OR ANY EXTENSION HERETO, OF ANY PATENT, TRADEMARK, COPYRIGHT OR OTHER PROPRIETARY RIGHT OF ANY THIRD PARTY BASED ON THE SOFTWARE AND/OR SERVICES PROVIDED UNDER THIS AGREEMENT TO ARBITRON, IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE. The parties have agreed that the limitations specified in this Section 10 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

Except as specifically set forth in this Agreement and Schedule A hereto, SRI shall have no responsibilities or obligations under this Agreement with respect to the Software or the Services. Notwithstanding anything in this Agreement to the contrary, Arbitron acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims, losses, damages or expenses (“Losses”) in connection with this Agreement shall be pursuant to the indemnification provisions set forth in this Agreement: provided, however, that this shall not limit or prohibit the right of any party to seek specific enforcement, injunctive relief or other equitable remedies for any breach of this Agreement. SRI shall have no obligation to indemnify Arbitron against any

Losses, unless written notice thereof is delivered to SRI prior to July 1, 2004 (or prior to July 1, 2006 in the case of Losses relating to a breach of Section 12 hereof).

11. Compliance with Laws: SRI shall comply with all applicable federal and state laws and regulations relating in any way to its performance under this Agreement.

SRI shall defend, indemnify, and hold Arbitron harmless from and against any and all damages and expenses, including legal fees, incurred directly or indirectly as a consequence of SRI’s failure to comply with any such laws or regulations.

12. Conflict of Interest: SRI agrees that it will not, while performing under this Agreement and within five (5) years after the date of this Agreement, directly or indirectly perform any development of software data processing systems or reporting systems for syndicated local radio ratings or syndicated national network radio ratings. Arbitron agrees to evaluate any breach of the foregoing sentence and notify SRI within a reasonable amount of time following Arbitron’s becoming aware of such breach of any decision Arbitron reaches with regard thereto, which, if not remedied to the satisfaction of Arbitron within thirty (30) days of such notice, may include but shall be in no manner limited to the termination of this Agreement without penalty to Arbitron. Notwithstanding the preceding provisions of this Section 11, SRI shall be permitted to conduct any activities that are not restricted by the non-compete provisions of Section 7.5 of the Asset Purchase Agreement dated July 2, 2001 to which Arbitron and SRI are parties, including without limitation the Permitted Activities (as defined in the Asset Purchase Agreement).

13. Applicable Law: This Agreement shall be deemed to be a contract made under the laws of the State of New York and for all purposes it, plus any related or supplemental documents and notices, shall be construed in accordance with and governed by the laws of the State of New York exclusive of its choice of law rules. The parties expressly agree that any and all disputes arising out of or concerning this Agreement shall be litigated and adjudicated in the state and/or federal courts located in the State of New York, and each party consents to and submits to such jurisdiction.

14. Assignment and Delegation:

(a) By SRI: SRI may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of Arbitron. Any such assignment without such consent shall be null and void.

(b) By Arbitron: Arbitron may not sell, transfer, assign or otherwise convey any of its rights or obligations under this Agreement to any other person without the express prior written consent of SRI. Any such assignment without such consent shall be null and void. Notwithstanding the foregoing, Arbitron may assign its rights hereunder without the consent of SRI to any division or wholly owned subsidiary of Arbitron or to an entity which acquires all or substantially all of Arbitron’s assets or business; provided that (i) Arbitron shall remain liable hereunder, (ii) Arbitron shall promptly notify SRI in writing of such assignment and (iii) the Assignee shall agree in writing to be bound by the provisions of this Agreement.

15. Sub-Contractors: SRI will not engage or make use of subcontractors for the purpose of providing services to Arbitron except as authorized in writing by Arbitron.

16. Surviving Sections: All sections of this Agreement regarding representations, warranties, covenants, confidentiality obligations, conflict of interest, proprietary rights, non-solicitation and indemnities by SRI shall survive expiration or termination of this Agreement or any Schedule hereunder, provided, however, that no claim may be asserted after the earlier to occur of (i) the date which is sixty (60) days following the expiration of the applicable statute of limitation, or (ii) three (3) years following the date of this Agreement. Notwithstanding anything in this Agreement to the contrary, claims relating to a breach by SRI of Section 12 of this Agreement may be asserted until sixty (60) days following the day that is five (5) years following the date of this Agreement.

17. Notices: All notices to either party shall be in writing and shall be directed to the address stated below (unless notice of an address change is given). Any notices or other communications so addressed shall be deemed duly served if delivered in person or sent by certified mail or facsimile, confirmed by certified mail, return receipt requested.

If to Arbitron:	ARBITRON INC. 9705 Patuxent Woods Drive Columbia, Maryland 21046 Attention: Dolores L. Cody, Executive Vice President & Chief Legal Officer

If to SRI:	STATISTICAL RESEARCH INC. 11 Prospect Street Westfield, New Jersey 07090 Attention: Gale D. Metzger

with a copy to:	Chadbourne & Parke LLP 30 Rockefeller Plaza New York, NY 10112 Attention: Morton E. Grosz

and Gale D. Metzger and Gerald Glasser at the addresses furnished to Arbitron by such parties

18. No Waiver: No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by any related document or by law.

19. Entire Agreement: This Agreement, including any Schedules hereto and made a part hereof, constitutes and expresses the entire agreement and understanding between the parties, on the subject matter herein. All previous discussions, promises, representations and understandings between the parties relative to this Agreement, if any, have been merged into this document.

20. Independent Contractors: The relationship of the parties is that of independent contractors. Nothing in the Agreement shall be construed to mean that the parties are members of any partnership, joint venture, association, syndicate or other entity or to confer on either party any express, implied or apparent authority to incur any obligation or liability on behalf of the other party.

21. Severability: In the event that any term or provision of this Agreement is determined to be unlawful or unenforceable, such term or provision shall be deemed severed from this Agreement and all remaining terms and provisions of this Agreement shall remain in full force and effect.

22. Disclosure: Both parties acknowledge and agree that it may be necessary for one party to disclose the fact of the SRI’s retention, the duties performed and the compensation paid, should there be proper inquiry from such a source as an authorized U.S. or state government agency or should either party believe it has a legal obligation to disclose such information and each party hereby authorizes any such disclosures.

23. Publicity: Other than to promote the deliverable to RADAR clients and to potential RADAR clients, SRI shall not advertise, market or otherwise make known to others any information relating to the work performed under this Agreement, including mentioning or implying the name of Arbitron Inc. or its subsidiaries. The obligations under this Section shall survive expiration or termination of this Agreement.

24. Non-Solicitation. During the Term of this Agreement, and any Schedule, and for a period of two (2) year(s) following the termination of this Agreement, or any Schedule, neither party shall, directly or indirectly, solicit, employ or otherwise engage the other party’s employees. Employee shall include anyone who was an employee of a party within six (6) months prior to the non-solicitation period.

25. Amendments: This Agreement may not be and shall not be deemed or construed to have been modified, amended, rescinded, canceled or waived in whole or in part, except by written instrument signed by the parties hereto.

26. Force Majeure: Neither party shall be liable to the other party for any delay in performance or nonperformance of any provision of this Agreement resulting from state or governmental action; riots, war, acts of terrorism, sabotage, strikes, lock-outs, prolonged shortage of energy, fire, flood, hurricane, earthquakes, lightning, and explosion, provided that each party shall promptly notify the other party of the occurrence of such event and shall estimate the probable delay resulting therefrom.

27. Headings: The headings in this Agreement are inserted for convenience and identification only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any other provision hereof.

28. Authority to Execute: Each party represents and warrants that it has the legal power and authority to enter into this Agreement and that it has not made and will not make any commitments to the other inconsistent with such rights.

29. Knowledge of SRI: For purposes of this Agreement, the “knowledge” of or matters “known to” SRI are defined to mean actual knowledge of any of the directors or officers or members of management of the Seller.

[SIGNATURE PAGE TO SOFTWARE DEVELOPMENT AGREEMENT]

STATISTICAL RESEARCH INC.	ARBITRON INC.

By: /s/ Gerald J. Glasser	By: /s/ Stephen B. Morris

Gerald J. Glasser	Stephen B. Morris

(print or type above signature)	(print or type above signature)

Title: Secretary/Treasurer	Title: President/CEO

Date: 7/2/01	Date: 7/2/01

Schedule “A”

Statement of Work to the
Software Development and Consulting Agreement

      (1) Objectives: The work covered by this agreement will consist of two parts, as follows:

(a) SRI consultants designing, overseeing and, in conjunction with the Arbitron RADAR Group, changing all existing RADAR software systems so that Arbitron diary data will be able to be used in place of telephone interview data for a RADAR national audience measurement service; and

(b) SRI consultants fully cooperating in the orientation and training of Arbitron personnel with respect to the workings and details of the software systems; it is understood that the aim is for Arbitron to maintain and to modify, when appropriate, all RADAR software systems under the control of its own employees.

      (2) SRI will serve as consultants to Arbitron to achieve the objectives stated in the paragraph (1). SRI’s work will consist of software system design and development , advisory opinions, actual coding of software and documentation of RADAR data processing software system and the PC RADAR 2010 reporting software system. SRI will work cooperatively with Arbitron personnel to complete the project successfully.

      (3) Conversion of existing RADAR software to a diary base necessarily covers two main systems: the RADAR data processing software system which processes and stores data and then builds files for reporting purposes, and the PC RADAR 2010 reporting software system. SRI will be responsible for systems redesign in both and then overseeing the implementation of changes in these systems. Implementation will involve changing code, testing changes and documenting the changes; that is, modifying and updating the RADAR documentation for both software systems,

      (4) The criterion Arbitron will use for judging the successful completion of the conversion part of both software systems is as follows: can any report or screen display that is currently available from the present PC RADAR 2010 reporting software system be produced in essentially the same way and in the same format with the new diary-based software system? SRI will have the responsibility to remedy any gaps or errors in the capability of both systems.

      The word “essentially” is used in the preceding paragraph rather than “exactly” because the diary data do not include some information that is currently reported by RADAR (e.g., audiences by race). Such variations might be changed in subsequent versions of the software systems. “Essentially” also covers the fact that because a larger sample size is contemplated, some software that accesses respondent-by-respondent data may run longer than it does currently; SRI will develop the new software systems so that any increase in run time will be approximately proportional to the increase in sample size, as compared to the run time of a 12,000 annual sample size, so long as every other aspect of the respective files to be tested on run times are identical. Further, there will be no options within the PC 2010 reporting software system that link or otherwise compare telephone-based data with diary-

based data. Comparisons can be made be using the old and new software systems independently.

      (5) SRI, as consultants, will make every effort to deliver by November 2001 software systems that produce the full range of audience estimates by network, including the SCAN program, completed as soon as is possible. Arbitron understands that its cooperation in providing diary data and related information on a timely basis is a prerequisite for the project to achieve completion. From SRI’s perspective, an earlier date is possible if Arbitron can operate on an expedited schedule.

      (6) Within twenty (20) days of execution of the Software Development Agreement, Arbitron and SRI will develop a project plan, including delivery milestones, due dates of deliverables from Arbitron, due dates of software and test schedules for data and software systems. This plan will be expanded, or otherwise modified, at the weekly status meetings specified in (11).

      (7) The parties agree that the basic plan for the software systems is to have a flow of diary data from Arbitron Columbia to Arbitron RADAR in New Jersey on an ongoing basis; that is, Arbitron’s RADAR Service will be incorporated in the ongoing Arbitron production schedule. Data bases to store these data must be developed. SRI will design, oversee and in conjunction with the Arbitron RADAR Group in New Jersey, implement the development of these data bases.

      (8) Under the plan, every three months a sample will be drawn by the Arbitron RADAR Group in New Jersey utilizing an efficient sampling scheme, to be designed and developed by SRI. These samples will be used as input into the RADAR data processing software system. SRI will be responsible for the design and for the development of software to implement this sampling. All aspects of the sampling plan, and its implementation, are subject to review and approval by Arbitron.

      (9) An objective in the conversion to diaries is to place minimum demands on non-RADAR Arbitron IT/Operations personnel. Aside from the preparation and transmission of data described in (10), the burden of work will be assumed by the Arbitron RADAR Group in New Jersey and/or SRI consultants.

      (10) Arbitron Columbia will be responsible for some tasks that involve preparing and transmitting data to the Arbitron RADAR Group in New Jersey in a mutually-agreed format and on a mutually-agreed schedule. Within twenty (20) days of execution of the Software Development Agreement, careful documentation of conventions used in preparing these data will be specified and agreed upon by Arbitron and SRI.

      (11) In connection with all aspects of this software agreement, there will be weekly status meetings, at a fixed time in Westfield. These will be attended by a senior Arbitron person (e.g., David Lapovsky or Claire Kummer or Lee Youngblood ) in person or by telephone, by members of the Arbitron RADAR Group (usually Michael Klein and Marlene Gilmore) as well as by SRI (Gerald Glasser).

      (12) The purpose of the meetings are to review progress against the schedule referenced above and to deal with problems any member of the group has encountered. In addition, new tasks may be specified during the meetings. A task will be a well-defined activity, with assigned responsibility, together with a realistic schedule under which the task can be accomplished. Both parties recognize that the project is a joint effort and to be successful, the efforts of all involved must be brought to bear on the necessary tasks.

      One attendee at the weekly meeting shall be appointed to record elements of the discussion at the weekly status meetings. These “minutes” will be distributed to all attendees for review, and if and when corrected, will serve as a continuing status report on the project.

      (13) Any RADAR software that is revised or modified by SRI consultants in conjunction with this agreement, particularly RADAR PC 2010 reporting software system, will be transferred to the Arbitron RADAR Group in New Jersey on a continuous basis.

      (14) The RADAR data processing software system has by necessity incorporated various system limits into its design. While it may be desirable to change some of these limits for future marketing or other considerations, this will not be done during the course of conversion to a dairy-basis and such changes are not covered by this software agreement. Subsequently, Arbitron will have the responsibility for making these changes, if they decide they are warranted.

      (15) The RADAR data processing software system work will be done in such a way that there will be no mechanical limitation on sample size. While the initial target will be to sample 12,000 diaries a quarter, or 48,000 per year, the system will be designed to easily accommodate change in that number, up or down.

      (16) At the same time that conversion of the RADAR data processing software system to the diary is proceeding, SRI will also provide support for minor or small changes required in RADAR data processing software system because of network product changes or other requests that Arbitron deems important (i.e., those that are not global changes throughout the system). If need for a major change is desirable, then SRI can be retained for an additional fee to make such change, or the change can be deferred until Arbitron assumes full responsibility for maintaining the system.

      (17) If Arbitron decides, at some point, that they wish to base the RADAR report delivered to RADAR clients on independent samples every quarter rather than the present moving average concept, the RADAR data processing software system should be changed to accommodate that new concept. As both systems are designed, it is not feasible to have them accommodate both kinds of reporting simultaneously. If this change is decided upon during the term of this software agreement, SRI will help implement that change at no additional cost to Arbitron. The change, which can be done in a couple of different ways, will be easy to accomplish.

      (18) Both parties to this agreement recognize that the current state of computer hardware imposes limitations on the size of the sample that can be used with the RADAR system. Run time of client (reporting) software and of internal RADAR data processing is often proportional to the size of the respondent data base. Increasing the sample size from 12,000 to 48,000, as is initially contemplated, will increase run time of such programs 4-fold. Additional increases will result in proportional increases in run time.

      (19) If Arbitron decides to experiment with or demonstrate alternate sampling schemes; that is, larger samples and/or independent samples, Arbitron will have the software capability to do so. Both software systems will be designed to accommodate the option of processing larger samples.

      (20) In addition to generating test runs to compare diary-based estimates with telephone-based estimates, once the new software systems have been created, Arbitron will assume the responsibility for testing the reporting software in accord with paragraph (4). If any errors or gaps are found and reported to SRI, SRI has the responsibility to repair them. This testing period shall be either two months or until the end of this service agreement, whichever is longer.

      (21) With respect to transfer of knowledge, the RADAR data processing system software needs to be distinguished from RADAR reporting PC 2010 software. Knowledge regarding data processing software systems will be transferred on an ongoing basis from the start of the project. This is, by necessity, because Arbitron RADAR personnel will be intimately involved in the conversion of such software and the development of new software to support operations (e.g., the sampling subsystem).

      (22) SRI consultants will assume the responsibility for converting the RADAR PC 2010 software with the assistance of the Arbitron RADAR Group. The Arbitron RADAR Group in New Jersey (Marlene Gilmore, Bob McGowan and anyone else Arbitron designates) will be kept fully informed as to changes and equally important, fully informed as to what is not being changed. This provides a good knowledge base for these employees for future maintenance of the system.

      (23) If Arbitron wishes one or more of its employees to have further training or orientation on either RADAR software system during the course of this agreement, SRI will cooperate with such requests. These employees should have already used (applied) the software extensively so that they are reasonably familiar with its functionality. Further training would involve, first of all, reviewing the source code for programs and all documentation. Second, SRI will meet with the employee or employees and provide an orientation as to the technical workings of the program. If, after this training, the employee or employees have further questions they should be submitted to SRI in writing, and responses will be given in writing or orally.

      (24) The delivery of both software systems will be completed before the end of this agreement. Once this software agreement is concluded, irrespective of any supplemental agreement, SRI will have no further responsibility for maintaining or modifying the system, though it will make itself available, on a reasonable basis, for general questions that Arbitron employees may have. Such questions should relate to the system as it was turned over to Arbitron; questions relating to expansion or modification of the system are covered by any supplemental services agreement specified in (30).

      (25) If any changes are made by Arbitron to a particular RADAR program, any SRI warranties about the accuracy or reliability of the revised program are no longer in effect. The warranties will still apply to the original version of the program if it can be demonstrated that a problem exists with that version. Warranties on any other software package are not affected unless that package itself is, or inputs to that package are, changed by Arbitron.

      (26) SRI resources in fulfilling this service agreement will include Gerald Glasser, with support staff as is necessary. This work will be Dr. Glasser’s primary, though not exclusive, work commitment during the term of this agreement.

      (27) Work done by SRI as consultants will be in Westfield, New Jersey. Special arrangements, including payment of travel expenses, may be made for an occasional meeting off-premises.

      (28) Arbitron will provide access to the servers used for RADAR in New Jersey for computers used by Dr. Glasser and by two or three persons, that he will specifically designate, who will work with him under this agreement.

      (29) Subject to the payment provisions of Paragraph (30) below, the term of this software agreement is for nine months, beginning July 2, 2001 and ending April 1, 2002.

      (30) The fee for these software development services is $900,000. This amount will be paid monthly in advance on or before the first (1st) day of each month in 12 equal monthly installments of $75,000 beginning July 2, 2001 and ending June 1, 2002.

      (31) SRI will make Dr. Glasser available on a consulting basis beyond the term of this agreement, for 2 half-days per month for a retainer of $4,000 per month, payable in full in advance on or before the first (1st) day of each month. This supplemental agreement would begin April 2, 2002. The work in each half-day might cover a 3-hour internal meeting plus 1 to 3 hours of preparation time to discuss a facet of the RADAR systems, including possible expansion or modification of the software systems. SRI will fulfill this supplemental consulting agreement for a minimum period of 6 months, after which time it may cancel it with 30 days notice. Arbitron may cancel it at any time with 30 days notice.

      Any work beyond the 2 half-days of consulting per month will be subject to Arbitron and SRI developing an additional agreement, details of which will be negotiated at that time.